Exhibit 4.1

Common Stock

                                                               CUSIP 402635 30 4

This certificate is transferable in
Kansas City, Missouri or New York, New York


This certifies that SPECMEN

is the owner of              GULFPORT ENERGY CORPORATION

fully paid nonassessable shares of common stock, $0.01 par value of transferable transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be subject to all the provisions of the Certificate of Incorporation of the Corporation, as now or hereafter amended, to all of which the holder hereof by acceptance hereof assents. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.



/s/Janet Finnigan                                /s/Mark Liddell
Secretary                                        President